Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-171106) on Form S-8 of Miller Energy Resources, Inc. of our report dated July 29, 2011, with respect to the consolidated balance sheet of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2011, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the April 30, 2011 annual report on Form 10-K of Miller Energy Resources, Inc.

/s/ KPMG LLP

Knoxville, Tennessee

July 29, 2011